Exhibit 99.2
10/03/17
CareTrust REIT Expands Virginia Seniors Housing Portfolio
SAN CLEMENTE, Calif., Oct. 03, 2017 (GLOBE NEWSWIRE) -- CareTrust REIT, Inc. (NASDAQ:CTRE) announced today that it acquired three assisted living communities in Virginia. The facilities were added to CareTrust REIT's existing master lease with affiliates of Blacksburg-based Twenty/20 Management, Inc.
“We are pleased to pair these wonderfully resident-focused communities with Mike Williams and the Twenty/20 team,” said Dave Sedgwick, CareTrust REIT’s Vice President of Operations. The three-facility, 91-unit Virginia portfolio includes Amerisist of Culpeper, Amerisist of Louisa, and Amerisist of Warrenton.
Mike Williams, Twenty/20’s Chief Executive Officer, added, “We are excited to expand our presence with these three beautiful facilities, and remain committed to providing quality care to the residents and communities they serve.” He noted that Twenty/20's relationship with CareTrust REIT now covers five properties in Virginia. The amended Twenty/20 master lease has a remaining initial term of approximately 13 years, with two five-year renewal options and CPI-based rent escalators.
CareTrust REIT also announced today that it acquired four former Kindred facilities in Idaho in the second step of a previously announced seven-facility transaction, and added them to CareTrust REIT’s existing master lease with affiliates of Cascadia Healthcare, LLC, as well as three former Kindred skilled nursing facilities in Washington which were added to CareTrust REIT’s existing master lease with affiliates of Five Oaks Healthcare, LLC. The aggregate purchase price for the three transactions was approximately $95.8 million, inclusive of transaction costs and the $29.9 million previously paid on the first stage of the Idaho transaction. The investments are expected to generate additional annual cash rent of approximately $8.6 million, and were funded using CareTrust REIT's $400 million unsecured revolving credit facility.
About CareTrust REITTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 181 net-leased healthcare properties and three operated seniors housing properties in 23 states, CareTrust REIT is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.
Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com